Exhibit 99.1
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
December 16, 2010	Investor Contact:	Micah S. Goldstein
(276) 627-2565
STANLEY FURNITURE ANNOUNCES PREPAYMENT OF OUTSTANDING DEBT
STANLEYTOWN, Virginia, December 16, 2010 — Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) announced today that it has pre-paid in full its outstanding debt under its note agreement with Prudential Insurance Company of America and other lenders. The amount prepaid was $15 million plus accrued interest. In connection with the prepayment, the lenders agreed to waive the yield-maintenance premium due on prepayment provided under the note agreement. The Company indicated that cash on hand after the debt prepayment was approximately $19 million.
The Company also announced today that it expects to receive $2.3 million prior to year-end in connection with the sale of certain machinery and equipment no longer needed by the Company as a result of the decision to cease manufacturing at its Stanleytown, Virginia facility.
“The successful completion of our rights offering announced last week, together with the equipment sale and our progress with the previously announced restructuring program, allows us to eliminate our outstanding debt and the associated $1.2 million of annual interest expense,” said Micah Goldstein, Chief Operating and Financial Officer. “We believe we have sufficient liquidity to complete our transition and have avoided a significant prepayment penalty otherwise required under the note agreement. This prepayment also provides us additional flexibility to execute our strategy without restrictive debt covenants.”
About Stanley Furniture Company, Inc.
Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Forward Looking Statements
Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success transitioning our adult product line to offshore vendors, costs relating to the transitioning of the Stanleytown facility to a warehouse and distribution center, our success in transitioning certain Young America products to our domestic manufacturing facilities, the cyclical nature of the furniture industry, lower sales due to worsening of current economic conditions, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, extended business interruption at manufacturing facilities and changes in credit market conditions. Any forward-looking statement speaks only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
######